Date: January 20, 2012	Contact: Mr. Richard G. Spencer President and Chief Executive Officer (412) 367-3303 ext. 3121 E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.
ANNOUNCES FIRST QUARTER EARNINGS
FOR FISCAL 2012

PITTSBURGH, PA, January 20, 2012 -- Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank reported net income for the three-month period ended December 31, 2011 of $565,000 or $0.15 per share (diluted), compared to a net loss of $135,000 or ($0.08) per share (diluted) in the prior year quarter. The $700,000 increase in net income primarily reflects an increase in other income of $1.1 million and a decrease in operating expenses of $115,000, partially offset by a decrease in net interest income of $86,000, an increase in the provision for loan losses of $50,000, and an increase in income tax provision of $367,000.  Included in other income for the three months ended December 31, 2011 were other-than-temporary impairment charges (“OTTI”) of $52,000 compared to $1.1 million recognized in the prior year period.  Annualized return on assets was 0.34% and return on equity was 4.46% for the fiscal 2011 period, compared to (0.08%) and (1.09%), respectively, for the same period in the prior year.

The Company's net interest income before provision for loan losses decreased $86,000 or 2.3% to $3.6 million for the quarter ended December 31, 2011, compared to $3.7 million in the prior year period. The decrease reflects a decrease in net interest-earning assets, partially offset by an increase in the interest rate spread.  The Company’s tax equivalent interest rate spread increased to 2.23% for the three months ended December 31, 2011 compared to 2.14% in the prior year.

The provision for loan losses was $350,000 for the quarter ended December 31, 2011, compared to $300,000 for the prior year quarter. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio.  When determining the provision for loan losses, the Company considers a number of factors some of which include specific credit reviews, non-performing, delinquency and charge-off trends, concentrations of credit, loan volume trends and broader local and national economic trends.  Net charge-offs for the three-months ended December 31, 2011 were $1.4 million compared to $156,000 in the prior year period.  Non-performing assets and foreclosed real estate were 2.19% of total assets at December 31, 2011, and the allowance for loan losses was 67.4% of non-performing loans and 1.35% of gross loans at that date.  Non-performing assets and foreclosed real estate were 1.49% of total assets at September 30, 2011, and the allowance for loan losses was

84.5% of non-performing loans and 1.64% of gross loans at that date.  Non-performing assets increased $4.6 million from September 30, 2011, primarily due to four commercial real-estate loans totaling $4.7 million that were performing at September 30, 2011, however, were non-performing at December 31, 2011.  Non-performing assets and foreclosed real estate were 1.89% of total assets at December 31, 2010, and the allowance for loan losses was 48.8% of non-performing loans and 1.62% of gross loans at that date.

Other income, excluding gains on sales of securities and impairment charges on securities, was relatively unchanged at $1.1 million for the quarter ended December 31, 2011 compared to the prior year period. Gains on sales of securities were $66,000 for the quarter ended December 31, 2011, compared to $5,000 in the prior year.  Impairment charges on securities were $52,000 for the quarter ended December 31, 2011, compared to $1.1 million in the prior year.  The impairment charges for the current period relate to the Company’s holdings of a private label mortgage-backed security, whereas the impairment charges for the prior year period relate to the Company’s holdings of five pooled trust preferred securities (‘”trups”), a private label mortgage-backed security, and common stock of a local financial institution. The impairment charges incurred during the current period primarily resulted from the decline in the net present value of the security’s projected cash flows.  Management of the Company has deemed the impairment on this investment to be other-than-temporary based upon the cash flow analysis.  At December 31, 2011, the Company had holdings in 18 different trust preferred offerings with a book value of $14.4 million. The unrealized loss on these securities amounted to $6.1 million at December 31, 2011.

Operating expenses decreased $115,000 or 3.0% to $3.7 million for the quarter ended December 31, 2011, compared to $3.8 million in the prior year period.  Changes within operating expenses include decreases in compensation and benefits expense, federal deposit insurance premiums, and net gains on sales of real estate owned, of $78,000, $76,000, and $24,000 respectively.  These decreases were offset by an increase in occupancy and equipment of $36,000.

For the three-months ended December 31, 2011, the tax provision increased $367,000 to a provision of $133,000 compared to a benefit of $234,000 for the same period last year.  The tax benefit for the prior period was significantly impacted by the impairment charges during the period.  The OTTI charges recorded in the prior period caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.

Total assets were $660.9 million at December 31, 2011, a decrease of $6.0 million or 0.90% compared to September 30, 2011, and a decrease of $33.5 million or 4.8% compared to December 31, 2010. Net loans outstanding increased $1.7 million or 0.50% to $348.0 million at December 31, 2011 as compared to September 30, 2011, and decreased $13.1 million or 3.6% as compared to December 31, 2010. Deposits increased $9.4 million or 2.1% to $455.5 million at December 31, 2011 as compared to September 30, 2011, and increased $10.7 million or 2.4% as compared to December 31, 2010.  There were no short-term borrowings outstanding at December 31, 2011 and at September 30, 2011 compared to $537,000 at December 31, 2010. Long-term debt decreased to $65.0 million at December 31, 2011 as compared to $80.0 million at September 30, 2011 and at December 31, 2010. Stockholders’ equity was $51.4 million at December 31, 2011, compared to $50.5 million at September 30, 2011 and $49.0 million at December 31, 2010.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three Months Ended
December 31, 2011 and 2010 (unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2011	2010
Interest income	$ 6,290	$ 6,962
Interest expense	2,644	3,230

Net interest income	3,646	3,732
Provision for loan losses	350	300
Net interest income after provision
for loan losses	3,296	3,432
Net impairment losses recognized
in earnings ("OTTI")	(52)	(1,076)
Noninterest income (excluding OTTI)	1,168	1,104
Noninterest expense	3,714	3,829

Income/(loss) before income tax benefit	698	(369)
Income tax provision/(benefit)	133	(234)

Net income/(loss)	565	(135)
Preferred stock dividend	(88)	(88)
Amortization of preferred stock discount	(15)	(15)
Net income/(loss)available to common
stockholders	$ 462	$ (238)

Basic earnings per common share	$ 0.15	$ (0.08)
Diluted earnings per common share	$ 0.15	$ (0.08)

Net interest margin (tax equivalent)	2.43%	2.36%
Annualized return on average assets	0.34%	(0.08%)
Annualized return on average equity	4.46%	(1.09%)

Balance Sheet Data (unaudited)
(In thousands, except share data)
		December 31, 2011	September 30, 2011	December 31, 2010

Total assets		$ 660,889	$ 666,915	$ 694,349
Cash and cash equivalents		30,773	24,856	44,019
Total investment securities		240,381	259,385	255,053
Loans receivable, net		348,005	346,285	361,098
Deposits		455,453	446,102	444,712
Borrowed funds (includes subordinated debt)		147,218	164,406	193,271
Stockholders' equity		51,429	50,491	48,950
Book value per common share		$ 14.54	$ 14.24	$ 13.76

Average equity to average assets		7.64%	7.34%	7.09%
Allowance for loan losses to loans receivable		1.37%	1.66%	1.62%
Non-performing assets to total assets		2.19%	1.49%	1.89%
Non-performing loans to total loans		2.03%	1.97%	3.38%